Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration Nos. 333-238266, 333-233316) and related Prospectuses and to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-238269, 333-223050, 333-180453, 333-174748, 333-162104) pertaining to equity plans of Cyren Ltd., of our report dated March 30, 2021 (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) with respect to the consolidated financial statements of Cyren Ltd. and its subsidiaries,  included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ KOST, FORER, GABBAY & KASIERER
Tel Aviv, Israel	KOST, FORER, GABBAY & KASIERER
March 30, 2021	A Member of Ernst & Young Global